Exhibit 99.2

[Logo of Log On America]                        Contact:
                                                David Paolo
                                                Log On America, Inc.
                                                settlement@loa.com
                                                www.loa.com

For Immediate Release
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Log On America Settles with its Remaining Preferred Holder

PROVIDENCE, R.I., February 8, 2002 /PRNewswire/ -- Log On America, Inc. (OTC Bulletin Board: LOAX.OB - www.loa.com), which earlier today announced the settlement of its litigation with Promethean Asset Management L.L.C. and HFTP Investments, also announced today that it has entered into a settlement agreement, which settled all claims with the remaining holders of its Series A Convertible Preferred Stock and their affiliates (the "Remaining Holders"). This settlement repairs the capital structure of Log On America (the "Company"), preserves shareholder value, and will allow the company to put its complete attention to growing its business.

Pursuant to the settlement with the Remaining Holders, the Company will pay the following amounts and issue the following Promissory Note and Convertible Preferred Stock to them: (1) the sum of $500,000 within three business days of the execution of formal settlement documents, which is expected to occur on or about February 28, 2002; (2) $250,000 on or about May 1, 2002; (3) $500,000 on or about August 1, 2002, plus interest at 8% per annum; (4) on or about February 28, 2002, the Company will execute a three year Promissory Note (the "Note") payable to the Remaining Holders in the amount of $1,750,000, which will bear interest in the amount of 9% per annum, paid semi-annually; (5) on or about February 28, 2002, the Company will issue 500,000 shares of its common stock to the Remaining Holders from a partial conversion of the Series A Preferred Stock according to its terms and the balance of the Series A Preferred Stock will be exchanged for the Series C Convertible Preferred Stock described below; and (6) the Company will issue Series C Convertible Preferred Stock to the Remaining Holders with a face value of $1,725,000, repayable in three years in cash or stock at the Company's election, with a conversion price of $1.25 per share and bearing interest at 9% payable semi-annually. In the event that the Company fails to make any of the payments under (1), (2), (3) or (4) within five business days after notice of a default in payment, judgment may be entered against the Company and in favor of the Remaining Holders in the amount of $5,752,775 less any payments made by the Company in accordance with the above provisions.

David R. Paolo, the Company's Chairman and CEO, stated: "We are pleased to have fully and finally resolved our disputes with the Remaining Holders. After investigation, we concluded that the Company's factual allegations against the Remaining Holders, including their affiliates and employees, could not be substantiated and, as a result, we believed it was appropriate to enter into the Settlement Agreement."

Mr. Paolo continued: "This agreement brings final rest to the capital structure problems that have plagued Log On America over the past 2 years.

                                     -more-

Log On America will now have a finite capital structure of approximately 12,000,000 shares including conversion of all classes of Preferred Stock and long-term debt of approximately $6,600,000."


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About Log On America

Log On America is a full service provider of business communication technologies. We deliver a unique end-to-end customer experience from consultation through professional managed services. Our core services include:
Business Telephone & Voicemail Systems, Dial-up & High-speed Internet Access, Website Creation & Hosting, Integrated Voice & Data Services, Server Collocation, Niche ASP Applications, Managed Service Level Agreements, and Network Consultancy, Architecture & Implementation (LAN,WAN,VPN). Our expertise lies in a wide array of business communication solutions all of which may be customized and scaled to the specific needs of your business today and in the future.

Forward-looking Statements

Statements made in this news release, may contain forward-looking statements concerning our business and products. Our actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond our control. Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our most recently filed Forms 10KSB and 10QSB. We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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